Exhibit 8.1

List of Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Work Medical Technology Group Limited	The British Virgin Islands
Work Medical Technology Group (China) Limited	Hong Kong
WORK RWA TECH LIMITED	Hong Kong
Work Age (Hangzhou) Medical Treatment Technology Co., Ltd.	China
Work (Hangzhou) Medical Treatment Technology Co., Ltd.	China
Shanghai Saitumofei Medical Treatment Technology Co., Ltd.	China
Huangshan Saitumofei Medical Treatment Technology Co., Ltd.	China
Hunan Saitumofei Medical Treatment Technology Co., Ltd.	China
Hangzhou Woli Medical Treatment Technology Co., Ltd.	China
Hangzhou Shanyou Medical Equipment Technology Co., Ltd.	China
Hangzhou Hanshi Medical Equipment Technology Co., Ltd.	China
Hangzhou Youshunhe Technology Co., Ltd.	China